Exhibit 10.1
Gilbert Goldstein, P.C.
4350 South Monaco Street, Suite 100
Denver, CO 80237
February 20, 2006
Mr. Larry A. Mizel
Chief Executive Officer
M.D.C. Holdings, Inc.
4350 S. Monaco St., Suite 500
Denver, Colorado 80237
Dear Larry:
     The purpose of this letter agreement (the “Agreement”) is to confirm an understanding reached between us, subject to the approval of the Board of Directors of M.D.C. Holdings, Inc., concerning the retention by M.D.C. Holdings, Inc. (“MDC”) of Gilbert Goldstein, P.C. (“GG, P.C.”) as a professional consultant on legal matters as follows:
1.	GG, P.C. agrees to make Gilbert Goldstein available to perform legal consultation services for MDC on a day-to-day as-needed and directed basis commencing March 1, 2006, through February 28, 2008.

2.	MDC agrees to compensate GG, P.C. as follows:
a.	$360,000 per year payable in equal monthly installments of $30,000 on the first day of each month commencing March 1, 2006, through February 28, 2008.

b.	Provide mutually agreed-upon office space at the office building known as 4350 South Monaco Street, Denver, Colorado, or such other location as may be mutually agreed upon by GG, P.C. and MDC.

c.	Reimburse actual expenses incurred that are directly related to the services provided hereunder.

d.	Provide full-time secretarial services of a mutually agreed-upon secretary.

Mr. Larry A. Mizel
February 20, 2006

3.	In the event Gilbert Goldstein retires from the practice of law, becomes disabled or dies or his consulting agreement with MDC is not renewed or extended during the term of this Agreement, MDC shall pay Mr. Goldstein or his estate, as the case may be, in lieu of any payments or other benefits or services to be provided by MDC pursuant to this Agreement, $15,000 per month on the first day of each month following the date of his retirement, disability or death, the monthly payments to continue for the duration of Mr. Goldstein’s life or for five years, whichever is longer.

4.	The term of this Agreement shall be in full force and effect for a period of two years commencing as of March 1, 2006.

5.	GG, P.C. is an independent contractor and is not an employee of MDC for any purpose. In that regard, the method or performance of services, the services rendered, and the exact time and hours, GG, P.C. is to perform services on any given day will be entirely in the control and discretion of GG, P.C. MDC will rely on GG, P.C. to perform the services as reasonably necessary to fulfill the spirit and purpose of this Agreement.

6.	GG, P.C. will have the right to continue to perform legal services for other persons and entities.
We have discussed the fact that Gilbert Goldstein is an “outside member of the Board of Directors” of MDC. Each party desires that Gilbert Goldstein continue in that capacity. The consulting Agreement will be performed in such fashion as not to interfere with or change that relationship. In the capacity of a consultant to MDC, GG, P.C. may provide legal counsel and advice to the Audit, Corporate Governance/Nominating and Compensation Committees of the MDC Board of Directors. Those services will be provided by Gilbert Goldstein in his capacity as a consultant to MDC, and not in his capacity as a member of the MDC Board of Directors.
Effective as of March 1, 2006, this Agreement will supersede all prior Agreements among GG, P.C., MDC and Gilbert Goldstein related to the subject matter hereof, including without limitation, the letter agreements between GG, P.C. and MDC dated April 10, 2003 and July 26, 2004.
This entire Agreement is subject to the approval of the Board of Directors of MDC as confirmed by Board resolution.
If you have any questions, please call me.

Mr. Larry A. Mizel
February 20, 2006

Yours truly,

GILBERT GOLDSTEIN, P.C.

		By:	/s/ Gilbert Goldstein

Gilbert Goldstein

Approved and agreed to this
20th day of February, 2006

M.D.C. HOLDINGS, INC.

By:	/s/ Larry A. Mizel

Larry A. Mizel,
Chief Executive Officer